Exhibit 99.1

Green Mountain Coffee Roasters, Inc. Reports Fiscal 2008 Third Quarter Results

- Success of Keurig single-cup brewing system and K-Cups drives strong sales and earnings growth -

WATERBURY, Vt.--(BUSINESS WIRE)--Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal 2008 third quarter results for the thirteen weeks ended June 28, 2008.

Net sales for the third quarter of fiscal 2008 were up 43.3% to $118.1 million as compared to $82.4 million reported in the third quarter of fiscal 2007. During the third quarter of fiscal 2008, approximately 153,000 Keurig brewers were shipped, up 61% from the 95,000 Keurig brewers shipped during the third quarter of fiscal 2007. The Green Mountain Coffee segment shipped over 134 million K-Cup portion packs, which was 49% more than the year-ago quarter.

Net income for the fiscal third quarter of 2008 was $6.3 million or $0.25 per diluted share, up 72% from $3.7 million or $0.15 per diluted share in the fiscal third quarter of 2007.

Excluding the impact of the non-cash amortization expense related to the Keurig intangibles of approximately $1.2 million (pre-tax) in each of the third quarters of fiscal 2008 and 2007, non-GAAP net income totaled $7.1 million in the third fiscal quarter of 2008 compared to non-GAAP net income of $4.4 million for the comparable year-ago period.

Net sales for the thirty-nine weeks ended June 28, 2008 were up 47% to $365.4 million as compared to $248.6 million reported in the comparable year-ago period. Net income for the first three quarters of fiscal 2008 was $15.2 million or $0.60 per diluted share, up 64% from $9.3 million or $0.38 per diluted share in the first nine months of fiscal 2007.

Lawrence J. Blanford, President and CEO, said, "I am proud of our continued, strong financial performance, particularly in today’s business environment. Our two business segments – Green Mountain Coffee and Keurig – have done an exceptional job in both servicing customers and actively managing expenses to bring profits to the bottom line. At the same time, we have maintained our commitment to being socially and environmentally responsible in our business practices and initiatives. The enthusiastic endorsement of our customers – for the Keurig Single-Cup Brewing system and for our coffee – lends even further credence to our belief that we will continue to deliver strong multi-channel sales and profit growth for long-term sustainability and shareholder value.”

Fiscal 2008 Third Quarter Financial Review

Net Sales

  Net sales for the Green Mountain Coffee segment for the third quarter of fiscal 2008 were up 27% to $76.7 million, prior to the elimination of inter-company sales, as compared to $60.3 million reported in the third quarter of fiscal 2007. Dollar sales growth was strongest in the channels that benefit from sales of the Keurig Single-Cup Brewing system including office coffee service (OCS), reseller, and consumer direct channels. Coffee, tea and hot cocoa pounds shipped by channel are shown in the table accompanying this press release.
  Net sales for the Keurig segment (prior to the elimination of inter-company sales) included in the Company’s third quarter of fiscal 2008 were $54.4 million, up 79% from net sales of $30.4 million in the third fiscal quarter of 2007. This increase in sales was primarily due to higher K-Cup and brewer sales and royalty income from the sales of K-Cups. Further detail on shipments of Keurig brewers and K-Cups is provided in the chart accompanying this press release.
  As part of the consolidation, $8.6 million of inter-company Keurig segment sales and $4.4 million of inter-company Green Mountain Coffee segment sales were eliminated in the third quarter of fiscal 2008.

Costs, Margins and Income

  Consolidated cost of sales increased to 64.0% of total net sales compared to 58.6% for the corresponding quarter last year. The increase over last year primarily is due to the significant increase in sales of Keurig At Home Single-Cup Brewers as a percentage of total net sales (which have lower gross margins than the Company’s other products). In addition, higher green coffee and other commodity costs, and higher manufacturing costs due to the continued capacity investment in our new Essex, Vermont packaging facility contributed to the increase in cost of sales as compared to the year ago third quarter.
  Selling, general and administrative (S,G&A) expenses improved as a percentage of net sales to 26.4% from 32.5% in the prior year quarter. This improvement was the result of leveraging selling and organizational resources on a higher sales base. It was achieved even though the Company incurred approximately $800,000 in litigation expenses related to the patent infringement suit filed against Kraft.
  Pre-tax non-cash stock compensation was $1,620,000 in the third fiscal quarter of 2008, up from $1,189,000 in the prior year period. The increase is primarily due to new grants issued in fiscal 2007.
  The Company’s operating income was $11.3 million in the third quarter of fiscal 2008, as compared to $7.4 million reported in the third quarter of fiscal 2007, and improved as a percentage of net sales to 9.6% from 8.9%.
  Interest expense declined by $75,000 this past quarter to $1.4 million from $1.5 million in the prior year third quarter due primarily to lower interest rates.
  Income before taxes for the third quarter of fiscal 2008 increased 66.4 % to $9.9 million as compared to $6.0 million reported in the third quarter of fiscal 2007.
  The Company’s tax rate was 36.3% as compared to 38.2% in the prior year quarter. The difference was primarily due to foreign tax credits associated with royalties earned on K-Cup portion packs from the Canadian licensed roasters for fiscal 2008 and fiscal 2007.
  Net income for the third quarter of fiscal 2008 was $6.3 million or 5.4% of net sales as compared to $3.7 million or 4.5% of net sales in the corresponding quarter last year.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2008:

  Total consolidated net sales growth of 44% to 46% primarily due to anticipated strong sales of Keurig Single-Cup Brewers and K-Cups in the office coffee channel, consumer direct, reseller and supermarket channels.
  An operating margin in the range of 7.9% to 8.2%, including $4.8 million or $0.11 per diluted share for non-cash amortization expenses related to the identifiable intangibles.
  Interest expense of $6.0 million to $6.5 million.
  A tax rate of 39.2% as compared to 40.5% in fiscal 2007.
  Fully diluted GAAP earnings per share in the range of $0.79 to $0.81 per share including the non-cash amortization expenses related to the identifiable intangibles mentioned above of $0.11 per diluted share. Excluding the impact of these non-cash amortization expenses, non-GAAP EPS in the range of $0.90 to $0.92 per share.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2008 in the range of $46 to $50 million, up from the previously reported estimates of $37 to $41 million due to the expected $10.5 million purchase of the Knoxville, Tennessee building and land.
  Depreciation and amortization expenses in the range of $18.8 to $19.2 million including $4.8 million for amortization of identifiable intangibles.

Company Estimates for Fourth Quarter Fiscal Year 2008:

  Total consolidated net sales growth of 37% to 41%.
  An operating margin in the range of 7.9% to 8.3% including non-cash amortization expenses for identifiable intangibles of approximately $1.2 million or $0.03 per share.
  Fully diluted GAAP earnings per share in the range of $0.19 to $0.21 per share, including the non-cash amortization expenses related to the identifiable intangibles that are estimated to reduce EPS by approximately $0.03 per share.

Company Estimates for Fiscal Year 2009:

  Total consolidated net sales growth of 40% to 45%.
  Fully diluted GAAP earnings per share in the range of $1.20 to $1.30 per share, including the non-cash amortization expenses related to the identifiable intangibles mentioned above of $4.8 million or approximately $0.10 per share. Non-GAAP EPS in the range of $1.30 to $1.40 per share.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and information regarding non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

Green Mountain Coffee Roasters, Inc. will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today at 8:30 AM ET and will be available, with accompanying slides, via live webcast on the Company’s website at www.GreenMountainCoffee.com and other major portals. The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 8432200 from 11:30 AM ET on July 31st through 11:30 AM ET on Tuesday, August 5th, 2008.

About Green Mountain Coffee Roasters, Inc.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees, innovative brewing technology and socially responsible business practices. GMCR manages its operations through two wholly owned business segments: Green Mountain Coffee and Keurig. Its Green Mountain Coffee division sells more than 100 high-quality coffee selections, including Fair Trade Certified™ organic coffees, under the Green Mountain Coffee® and Newman’s Own® Organics brands through its wholesale, direct mail and e-commerce operations (www.GreenMountainCoffee.com). Green Mountain Coffee also produces its coffee as well as hot cocoa and tea in K-Cup® portion packs for Keurig® Single-Cup Brewers. Keurig, Incorporated is a pioneer and leading manufacturer of gourmet single-cup coffee brewing systems for offices, homes and hotel rooms. Keurig markets its patented brewers and K-Cups® through office distributors, retail and direct channels (www.Keurig.com). K-Cups are produced by a variety of licensed roasters including Green Mountain Coffee. Green Mountain Coffee Roasters, Inc. has been recognized repeatedly by CRO Magazine, Forbes and SustainableBusiness.com as a good corporate citizen and an innovative, high-growth company.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the unknown impact of any price increases on net sales, the impact on retail sales of consumer sentiment regarding the health of the economy, the Company’s success in efficiently expanding operations and capacity to meet growth, business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, competition, the unknown impact of management changes, Keurig’s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee’s level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

-Tables Follow-

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen weeks ended 6/28/08	Thirteen weeks ended 6/30/07	Thirty-nine weeks ended 6/28/08	Thirty-nine weeks ended 6/30/07

Net sales	$118,120	$82,418	$365,442	$248,636
Cost of sales	75,626	48,282	234,946	150,331
Gross profit	42,494	34,136	130,496	98,305

Selling and operating expenses	20,620	18,248	69,495	55,455
General and administrative expenses	10,545	8,534	31,545	22,616
Operating income	11,329	7,354	29,456	20,234

Other income (expense)	(25)	62	(228)	137
Interest expense	(1,376)	(1,451)	(4,415)	(4,875)
Income before income taxes	9,928	5,965	24,813	15,496

Income tax expense	(3,599)	(2,280)	(9,602)	(6,224)
Net income	$6,329	3,685	$15,211	9,272

Basic income per share:
Weighted average shares outstanding	24,093,202	23,288,609	23,869,320	23,141,929
Net income	$0.26	$0.16	$0.64	$0.40

Diluted income per share:
Weighted average shares outstanding	25,661,991	24,863,946	25,517,993	24,571,335
Net income	$0.25	$0.15	$0.60	$0.38

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands)

	June 28, 2008	September 29, 2007

Assets
Current assets:
Cash and cash equivalents	$10	$2,818
Restricted cash and cash equivalents	182	354
Receivables, less allowances of $2,454 and $1,600 at June 28, 2008 and September 29, 2007, respectively	37,669	39,373
Income tax receivable	885	-
Inventories	63,107	38,909
Other current assets	4,002	2,811
Deferred income taxes, net	4,262	3,558
Total current assets	110,117	87,823

Fixed assets, net	80,494	65,692
Intangibles, net	30,599	34,208
Goodwill	73,952	73,840
Other long-term assets	3,444	2,964

Total assets	$298,606	$264,527

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$51	$63
Accounts payable	32,736	37,778
Accrued compensation costs	10,396	7,027
Accrued expenses	11,081	9,866
Income tax payable	-	1,443
Other short-term liabilities	440	871
Total current liabilities	54,704	57,048

Long-term debt	95,808	90,050
Deferred income taxes, net	19,512	18,330

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	-	-
Common stock, $0.10 par value: Authorized - 60,000,000 shares; Issued - 25,374,246 at June 28, 2008 and 24,697,008 shares at September 29, 2007, respectively	2,537	2,470
Additional paid-in capital	59,659	45,704
Retained earnings	74,192	58,981
Accumulated other comprehensive (loss)	(262)	(512)
ESOP unallocated shares, at cost - 23,284 shares	(208)	(208)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	128,582	99,099

Total liabilities and stockholders' equity	$298,606	$264,527

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Coffee, Tea and Hot Cocoa Pounds Shipped by Green Mountain Coffee Segment
(Unaudited Pounds in Thousands)

CHANNEL	Q3 13 wks. ended 6/28/08	Q3 13 wks. ended 6/30/07	Q3 Y/Y lb. Change	Q3 % Y/Y lb. Change	Q3 YTD 39 wks. ended 6/28/08	Q3YTD 39 wks. ended 6/30/07	Q3 YTD Y/Y lb. Change	Q3YTD % Y/Y lb. Change
Super- markets	1,780	1,617	163	10.1%	5,309	4,957	352	7.1%
Resellers	396	257	139	54.1%	1,884	789	1095	138.8%
Conven- ience Stores	1,318	1,418	(100)	-7.1%	4,225	4,184	41	1.0%
Office Coffee Srvs	2,323	1,842	481	26.1%	7,028	5,571	1457	26.2%
Food Service	1,384	1,401	(17)	-1.2%	4,065	3,967	98	2.5%
Consumer Direct	467	326	141	43.3%	1,427	948	479	50.5%
Totals	7,668	6,861	807	11.8%	23,938	20,416	3,522	17.3%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.

Note: The Resellers channel includes shipments of Green Mountain Coffee segment manufactured products to Keurig Inc. and other resellers for sales to either the retail channel such as department stores or sales via internet websites.

Company-wide Keurig brewer and K-Cup portion pack shipments
(Unaudited data and in thousands)

	Q3 13 wks ended 6/28/08	Q3 13 wks ended 6/30/07	Q3 Y/Y Increase	Q3 % Y/Y Increase	FY08 39 wks ended 6/28/08	FY07 39 wks ended 6/30/07	FY08 Y/Y Increase	FY08 % Y/Y Increase
At Home Brewers (Consumer)	129	83	46	55%	589	263	326	124%
Away from Home Brewers (Commercial)	24	12	12	100%	80	37	43	116%
Total Keurig brewers shipped (1)	153	95	58	61%	669	300	369	123%
Total K-Cups shipped (system-wide) (2)	242,934	157,753	85,181	54%	739,821	469,565	270,256	58%
Total K-Cups sold by GMC (3)	133,745	89,704	44,041	49%	419,519	263,701	155,818	59%

(1) Total Keurig brewers shipped means brewers shipped by Keurig to customers in the U.S./Canada. Cumulative brewers shipped life to date to customers in the U.S./Canada as of 6/28/08 is 1,621,000 units with 1,360,000 for At Home brewers and 261,000 for Away from Home brewers.

(2) Total K-Cups shipped (system-wide) means K-Cup shipments by all Keurig licensed roasters to customers in the U.S./Canada. These shipments form the basis upon which royalties are calculated by licensees for payments to Keurig. Cumulative K-Cups shipped life to date was 2.8 billion as of 6/28/08.

(3) Total K-Cups sold by the Green Mountain Coffee (GMC) segment are under the brands Green Mountain Coffee, Newman’s Own Organics coffee and Celestial Seasonings Teas.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Frances G. Rathke, 802-244-5621, x.2300
CFO